    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2001.

                                                       Registration No.333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                       PLAINS ALL AMERICAN PIPELINE, L.P.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                      76-0582150
     (State or other jurisdiction of                       (I.R.S. Employer
     incorporation or organization)                       Identification No.)

                            333 CLAY ST., SUITE 2900
                              HOUSTON, TEXAS 77002
                                 (713) 646-4100
          (Address of principal executive offices, including zip code)

                                  ------------

            PLAINS ALL AMERICAN GP LLC 1998 LONG-TERM INCENTIVE PLAN
                PLAINS ALL AMERICAN 2001 PERFORMANCE OPTION PLAN
                          PHANTOM MLP UNIT AGREEMENTS*
                            (Full title of the plans)

                                    TIM MOORE
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           PLAINS ALL AMERICAN GP LLC
                            333 CLAY ST., SUITE 2900
                              HOUSTON, TEXAS 77002
                     (Name and address of agent for service)

                                 (713) 646-4100
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                                 David P. Oelman
                             Vinson & Elkins L.L.P.
                       2300 First City Tower, 1001 Fannin
                              Houston, Texas 77002
                                 (713) 758-2222

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
              TITLE OF                     MAXIMUM        PROPOSED MAXIMUM    PROPOSED MAXIMUM
          SECURITIES TO BE              AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
             REGISTERED                REGISTERED (1)      PER SHARE (2)       OFFERING PRICE    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common units representing limited
    partner interests............     450,000 units            $26.12             $11,754,000         $2,810
-------------------------------------------------------------------------------------------------------------------
Subordinated units(3)............     496,117 units            $26.12             $12,958,577         $3,098
-------------------------------------------------------------------------------------------------------------------
Total............................                                                                     $5,908
===================================================================================================================

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units or subordinated units that become issuable by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common units or subordinated units.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.
(3) There is also registered hereunder an equal number of common units of Plains All American Pipeline, L.P. as may be issuable upon conversion of the subordinated units being registered hereby.
* Includes the following Phantom MLP Unit Agreements: Phantom MLP Unit Agreement for Greg L. Armstrong, Phantom MLP Unit Agreement for A. Patrick Diamond, Phantom MLP Unit Agreement for Phillip D. Kramer, Phantom MLP Unit Agreement for Tim Moore, Phantom MLP Unit Agreement for Harry N. Pefanis and Phantom MLP Unit Agreement for Al Swanson.
================================================================================

    STATEMENT UNDER GENERAL INSTRUCTION E - REGISTRATION OF ADDITIONAL SHARES

       In addition to registering 496,117 subordinated units under the Plains All American 2001 Performance Option Plan and the various Phantom MLP Unit Agreements, this registration statement is registering an additional 450,000 common units under the Plains All American GP LLC 1998 Long-Term Incentive Plan pursuant to Instruction E to Form S-8 under the Securities Act of 1933. The additional common units to be registered by this registration statement are of the same class as those securities covered by Plains All American Pipeline, L.P.'s previously filed registration statement on Form S-8 filed on November 17, 1999 (Registration No. 333-91141). The contents of the prior registration statement, including periodic reports that the partnership filed after the prior registration statement to maintain current information about the partnership, are incorporated herein by reference.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     We incorporate by reference and make a part of this registration statement the following documents as of their respective dates as filed with the Securities and Exchange Commission.

     o the Partnership's Annual Report on Form 10-K for the year ended December 31, 2000, filed April 2, 2001;

     o the Partnership's Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed May 15, 2001;

     o the Partnership's Quarterly Report on Form 10-Q for the period ended June 30, 2001, filed August 14, 2001;

     o the Partnership's Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed November 14, 2001;

     o the description of the Partnership's Common Units contained in its Registration Statement on Form 8-A/A filed November 3, 1998;

     o Current Reports on Form 8-K filed with the SEC on April 19, 2001, May 10, 2001, May 25, 2001, June 11, 2001, June 27, 2001, July 2, 2001,
         July 10, 2001, August 27, 2001, September 27, 2001, October 23, 2001
         and October 26, 2001; and

     o Amended Current Report on Form 8-K/A filed with the SEC on October 25, 2001 (this Form 8-K/A amends and supersedes our Current Report on Form 8-K dated June 22, 2001 and filed with the SEC on June 25, 2001).

     All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF THE SUBORDINATED UNITS.

     The subordinated units are a separate class of interests in the partnership, and the rights of holders of such interests to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to the general partner and to the holders of common units, and then will be distributed to the holders of subordinated units depending upon the amount of available cash for the quarter, the amount of common unit arrearages, if any, and other factors discussed below.

CONVERSION OF SUBORDINATED UNITS

     The subordination period will generally extend from the closing of the initial public offering, dated November 23, 1998, until the first day of any quarter beginning after December 31, 2003 in respect of which (i) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during such periods, (ii) the adjusted operating surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding on a fully diluted basis and the related distribution on the general partner interests in the partnership and the operating partnership during such periods, and (iii) there are no outstanding common unit arrearages.

     Prior to the end of the subordination period and to the extent the tests for conversion described below are satisfied, a portion of the subordinated units may be eligible to convert into common units prior to December 31, 2003. Subordinated units will convert into common units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after December 31, 2002 with respect to one-quarter of the subordinated units outstanding, in respect of which (i) distributions of available cash from operating surplus on the common units and the subordinated units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units during such periods, (ii) the adjusted operating surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding on a fully diluted basis and the related distribution on the general partner interests in the partnership during such periods and (iii) there are no outstanding common unit arrearages.

     Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will thereafter participate, pro rata, with the other common units in distributions of available cash. In addition, if the general partner of the partnership is removed as general partner of the partnership under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of such removal, (i) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, (ii) any existing common unit arrearages will be extinguished and (iii) the general partner will have the right to convert its general partner interests (and the right to receive incentive distributions) into common units or to receive cash in exchange for such interests.

LIMITED VOTING RIGHTS

     Holders of subordinated units will generally vote as a class separate from the holders of common units and will have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters: (i) a sale or exchange of all or substantially all of the partnership's assets, (ii) the election of a successor general partner, (iii) a dissolution or reconstitution of the partnership, (iv) a merger of the partnership, (v) issuance of limited partner interests in certain circumstances and (vi) certain amendments to the partnership agreement, including any amendment that would cause the partnership to be treated as an association taxable as a corporation. The subordinated units are not entitled to vote on approval of certain actions of the general partner (including the withdrawal of the general partner or the transfer by the general partner of its general partner interest or incentive distribution rights under certain circumstances). Removal of the general partner requires a two-thirds vote of all outstanding units. Under the partnership agreement, the general partner generally will be permitted to effect amendments to the partnership agreement that do not materially adversely affect unitholders.

DISTRIBUTIONS UPON LIQUIDATION

     If the partnership liquidates during the subordination period, under certain circumstances holders of outstanding common units will be entitled to receive more per unit in liquidating distributions than holders of outstanding subordinated units. The per unit difference will be dependent upon the amount of gain or loss recognized by the partnership in liquidating its assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation of the partnership.

     This Description of the Subordinated Units contains terms that are defined in the partnership agreement. For a more complete understanding of these terms, please review the partnership agreement attached as Exhibit 3.1 to the Current Report of Form 8-K filed August 27, 2001 and incorporated herein by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Plains All American Pipeline provides that Plains All American Pipeline will indemnify the general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, and any person who is or was an officer, director, partner or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, employee, partner, agent or trustee of another person (each, an "Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Plains All American Pipeline and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Plains All American Pipeline, and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Plains All American Pipeline to enable it to effectuate, such indemnification. Plains All American Pipeline is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Plains All American Pipeline's activities, regardless of whether Plains All American Pipeline would have the power to indemnify such person against such liabilities under the provisions described above.

     The underwriting agreements that the partnership may enter into with respect to the offer and sale of securities covered by this registration statement will contain certain provisions for the indemnification of directors and officers of the partnership and the underwriters or sales agent, as applicable, against civil liabilities under the Securities Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     Unless otherwise indicated below as being incorporated by reference to another filing of the Partnership with the Commission, each of the following exhibits is filed herewith:

 Exhibit
 Number              Description
 ------              -----------
  5.1            -   Opinion of Vinson & Elkins L.L.P. as to the validity of the securities being registered
 23.1            -   Consent of PricewaterhouseCoopers LLP
 23.2            -   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
 24.1            -   Power of Attorney (set forth on the signature page contained in Part II of this Registration
                     Statement)
 99.1            -   Plains All American GP LLC 1998 Long Term Incentive Plan
 99.2            -   Plains All American 2001 Performance Option Plan
 99.3            -   Phantom MLP Unit Agreement for Greg L. Armstrong
 99.4            -   Phantom MLP Unit Agreement for A. Patrick Diamond
 99.5            -   Phantom MLP Unit Agreement for Phillip D. Kramer
 99.6            -   Phantom MLP Unit Agreement for Tim Moore
 99.7            -   Phantom MLP Unit Agreement for Harry N. Pefanis
 99.8            -   Phantom MLP Unit Agreement for Al Swanson

ITEM 9.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of December, 2001.
                                    PLAINS ALL AMERICAN PIPELINE, L.P.

                                    By:      Plains AAP, L.P.,
                                                 its General Partner

                                    By:      Plains All American GP LLC,
                                                 its General Partner

                                    By:  /s/ GREG L. ARMSTRONG
                                         ---------------------------------------
                                             Greg L. Armstrong
                                             Chairman of the Board and
                                             Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tim Moore and Phillip D. Kramer, and each of them, with full power of substitution, their true and lawful attorneys-in-fact and agents to do any and all acts and things in the undersigned's name and on the undersigned's behalf in the undersigned's capacity as an officer or director of Plains All American GP LLC in connection with, and only in connection with, the filing of this registration statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned's name which such person may deem necessary or advisable to enable the Partnership to comply with the Securities Act of 1933, as amended (the "Act") and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this registration statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of December, 2001.

             SIGNATURE                                                               TITLE
             ---------                                                               -----
     /s/ GREG L. ARMSTRONG
----------------------------------------                         Chairman of the Board and Chief Executive Officer
         Greg L. Armstrong                                       (Principal Executive Officer)


     /s/ PHILLIP D. KRAMER
----------------------------------------                         Executive Vice President and Chief Financial
         Phillip D. Kramer                                       Officer (Principal Financial and Accounting
                                                                 Officer)

     /s/ EVERARDO GOYANES                                        Director
----------------------------------------
         Everardo Goyanes


     /s/ ARTHUR L. SMITH                                         Director
----------------------------------------
         Arthur L. Smith


     /s/ ROBERT V. SINNOTT                                       Director
----------------------------------------
         Robert V. Sinnott


     /s/ GARY R. PETERSEN                                        Director
----------------------------------------
         Gary R. Petersen


     /s/ J. TAFT SYMONDS                                         Director
----------------------------------------
         J. Taft Symonds


     /s/ JOHN T. RAYMOND                                         Director
----------------------------------------
         John T. Raymond

                                INDEX TO EXHIBITS


Exhibit
Number               Description
-------              -----------
  5.1            -   Opinion of Vinson & Elkins L.L.P. as to the validity of the securities being registered
 23.1            -   Consents of PricewaterhouseCoopers LLP
 23.2            -   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
 24.1            -   Power of Attorney (set forth on the signature page contained in Part II of this Registration
                     Statement)
 99.1            -   Plains All American GP LLC 1998 Long Term Incentive Plan
 99.2            -   Plains All American 2001 Performance Option Plan
 99.3            -   Phantom MLP Unit Agreement for Greg L. Armstrong
 99.4            -   Phantom MLP Unit Agreement for A. Patrick Diamond
 99.5            -   Phantom MLP Unit Agreement for Phillip D. Kramer
 99.6            -   Phantom MLP Unit Agreement for Tim Moore
 99.7            -   Phantom MLP Unit Agreement for Harry N. Pefanis
 99.8            -   Phantom MLP Unit Agreement for Al Swanson